Exhibit 99.1

[LETTERHEAD OF AMF BOWLING WORLDWIDE]


FOR IMMEDIATE RELEASE                  Contact:  Merrell Wreden
                                                 AMF
                                                 804/559-8643



[LOGO OF AMF BOWLING WORLDWIDE]        News Release


              AMF CONFIRMS SEPTEMBER 30 CLOSING OF DISTRIBUTIONS TO
                      CERTAIN HOLDERS OF UNSECURED CLAIMS

     Richmond, Virginia, September 26, 2002 - AMF Bowling Worldwide, Inc. confirmed today that it will distribute shares of its common stock and Series A and Series B warrants on September 30, 2002 to certain holders of allowed unsecured trade claims under the Company's previously confirmed plan of reorganization. The Company expects to distribute an aggregate of approximately 2,872 shares and 13,616 warrants on such closing date, leaving approximately 35,598 shares and 165,317 warrants remaining for future distributions to unsecured claimants.

     The September 30 distribution will be made only to holders of unsecured claims that have been classified as allowed Class 4 claims under the plan of reorganization and who delivered properly completed distribution instructions by the September 16, 2002 deadline. Other holders of unsecured trade claims which become allowed in the future will be eligible to participate in subsequent distributions. The Company will distribute instructions to eligible claimants prior to any such subsequent distributions.

     The common stock and warrants will be distributed on the closing date through the Deposit/Withdrawal at Custodian ("DWAC") transfer procedure of The Depository Trust Company ("DTC") to the eligible claimants' brokerage accounts pursuant to the instructions provided to the Company. In order to receive their securities, claimants must ask their brokers to post a request to DTC for a DWAC transfer of the securities by Mellon Investor Services LLC, the transfer agent for the securities, in accordance with the instructions previously provided by the Company. The request must be posted to DTC on the closing date or, if the broker's systems allow, prior to the closing date, and must request transfer of the securities on the closing date. The Company will notify each claimant's designated broker prior to the closing date with the amount of securities it will be receiving.

                                     (more)

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Exhibit 99.1

AMF/Closing of Distributions                                Page 2


     Claimants or their brokers with questions on the distribution of the securities or the DWAC delivery procedures should contact the Company's Class 4 Distribution Help Center at Bankruptcy Services LLC at (212) 376-8494.

     AMF Bowling Worldwide, Inc. is a leader in the manufacturing and marketing of bowling products and the largest owner and operator of bowling centers in the world. In addition, the Company manufactures and sells the PlayMaster, Highland and Renaissance brands of billiards tables. Additional information about the Company is available on the Internet at www.amf.com.